Exhibit 10.50

Confidential

April 23, 2009

Mr. Gregory J. McManus

[redacted]

Re:          Bonus Award under the Capmark Financial Group Inc. Discretionary Bonus Plan

Dear Greg:

I am pleased to inform you that, pursuant to the terms of the Capmark Financial Group Inc. Discretionary Bonus Plan (the “Bonus Plan”), you have been selected to be eligible to participate in the Bonus Plan for the 2009 calendar year, subject to the terms and conditions stated herein.

Please be advised that, in accordance with Section 4 of the Bonus Plan, the Executive Development and Compensation Committee of the Board of Directors of Capmark Financial Group Inc. (“CFGI”, and collectively with its subsidiaries, the “Company”) is exercising its authority and discretion to provide that the bonus provided for hereunder will be considered when determining any other bonus you may otherwise be entitled to under the terms of the Bonus Plan for the 2009 calendar year.

Subject to the terms and conditions stated herein, you have been awarded $500,000 (the “Bonus Award”), which Bonus Award will be paid to you in three substantially equal installments in accordance with the schedule set forth below:

Payment Date	Amount

No later than 5 business days following the date you execute this letter agreement	$166,666.66

June 30, 2009	$166,666.67

September 30, 2009	$166,666.67

1.             Subject to the terms and conditions stated herein, you will be entitled to receive payment of the Bonus Award (as set forth above) only so long as you execute this letter agreement prior to May 1, 2009.

2.             The Bonus Award will be subject to tax and other standard deductions in the normal manner.

3.             The Bonus Award will be paid (subject to the last sentence of this paragraph) as soon as practicable following each applicable payment date outlined above, and in no event later than ten business days following said date.  If your employment is terminated by the Company for any reason other than Cause (as defined below) (such a termination, a “Qualifying Termination”), then, subject to your execution (without revocation) of a general release of claims against the Company, in a form consistent with release forms signed by other Company employees, to be provided to you at such time, the Company shall pay any scheduled amounts under the Bonus Award that have not previously been paid to you by the date of such termination, and such payment shall be made to you as soon as practicable following the Qualifying Termination, but in no event later than ten business days following the date of the Qualifying Termination.  If your employment with the Company terminates for any reason other than a Qualifying Termination, you will not be entitled to receive any unpaid portion of the Bonus Award on the date of your termination and all such remaining amounts will be forfeited by you without consideration.

4.             You shall at all times remain an “at will” employee of the Company, and either the Company or you may terminate your employment at any time for any legal reason or no reason.

5.             As used herein, “Cause” shall mean (i) your willful and continued failure (except where due to a physical or mental incapacity) to substantially perform your material duties with respect to the Company which continues beyond ten (10) days after a written demand for substantial performance is delivered to you by the Company (such ten-day period, the “Cure Period”), (ii) any gross misconduct of yours that causes material and demonstrable injury, monetarily or otherwise, to the Company or any affiliate, (iii) your conviction of, or plea of guilty or nolo contendere to, the commission of (x) a felony or (y) any misdemeanor involving theft, fraud, misappropriation or moral turpitude (other than in connection with any traffic violations), (iv) your disqualification or bar by any governmental or self-regulatory authority from serving in your position with the Company or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your material duties with respect to the Company in any such case, as a result of your misconduct, (v) your willful obstruction of, or willful failure to cooperate with (except where due to a physical or mental incapacity), any investigation authorized by the Board of Directors of CFGI; provided that exercise by the you of your constitutional rights under the Fifth Amendment of the United States Constitution in the event of any criminal investigation of you shall not be treated as obstruction of or failure to cooperate with any such investigation, or (vi) your material breach of the Company’s written code of conduct and business ethics, which breach is customarily punishable by termination of employment by the Company.

6.             The Company’s rights hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  You shall not be entitled to assign any of your rights or obligations hereunder.

7.             Subject to applicable law, no portion of the Bonus Award will be taken into account for purposes of determining any benefits under any benefit plan of the Company, including, without limitation, pension, retirement, severance, deferred compensation or annual compensation calculations.

8.             This letter agreement contains the entire agreement of the parties with respect to the subject matter hereof and merges all prior negotiations, agreements and understandings, if any.  No modification, release, discharge or waiver of any provision of this letter agreement shall be of any force or effect unless made in writing and signed by the parties hereto.  If any term, clause or provision of this letter agreement shall for any reason be adjudged invalid, unenforceable or void, the same shall not impair or invalidate any of the other provisions of this letter agreement, all of which shall be performed in accordance with their respective terms.

9.             This letter agreement shall be governed by the laws of the State of Pennsylvania without regard to the conflict of laws and principles thereof.

10.           This letter agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

[Signature Page Follows]

Please sign below to signify your understanding and acceptance of the terms and conditions contained herein and return a copy to me by no later than May 1, 2009.

Thank you again for all of your past contributions and for your continued commitment and loyalty to the Company.

Yours sincerely,

/s/ Jay N. Levine

Jay N. Levine
Chief Executive Officer

cc: file

I have received and reviewed the particulars of this letter agreement and I understand, accept and agree to be bound to the conditions as stated.

Signed	/s/ Gregory J. McManus	Date April 23, 2009
Gregory J. McManus